EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—October 27, 2023--Citizens Holding Company (the “Company”) (NASDAQ:CIZN) announced today results of operations for the three and nine months ended September 30, 2023.

(in thousands, except share and per share data)

Net income for the three months ended September 30, 2023 was $1,207, or $0.22 per share-basic and diluted, a linked-quarter increase of $907, or 302.33% from net income of $300, or $0.05 per share-basic and diluted, for the three months ended June 30, 2023. Net income also decreased ($1,373), or (53.22)% from net income of $2,580, or $0.46 per share-basic and diluted for the same quarter in 2022.

Net income for the nine months ended September 30, 2023 was $2,647, or $0.47 per share-basic and diluted, a decrease of ($4,510), or (63.02%) from net income of $7,157, or $1.28 per share-basic and diluted for the same period in 2022.

Third Quarter Highlights

●

Total revenues, or interest and non-interest income, for the three months ended September 30, 2023 totaled $16,008, an increase of $2,586, or 19.27% from the prior quarter. The increase in total revenue is primarily attributed to an increase of $1,660, or 14.88% in interest income attributed to rising interest rates.

●

Yields on earning assets increased 37 basis point (“bps”) to 408 bps for the three months ended September 30, 2023 compared to 371 bps for the three months ended June 30, 2023 and increased 85 bps compared to 323 bps for the three months ended September 30, 2022.

●

Loans held for investment (“LHFI”) increased $12,504, or 2.18%, to $587,238 at September 30, 2023, compared to $574,734 at June 30, 2023. With the Company’s strong on-balance sheet liquidity, the Company is in an opportune position, relative to the banking industry, to continue to fund loan demand.

●

Credit quality continues to remain solid with total non-performing assets (“NPA”) to loans at 68 bps at September 30, 2023 compared to 77 bps at September 30, 2022. Total non-performing assets decreased ($172), or (4.13%), to $3,993 at September 30, 2023, compared to $4,165 at June 30, 2023, and decreased ($436), or (9.84%), compared to $4,429 at September 30, 2022.

●	Allowance for credit losses (“ACL”) to loans was 1.09% at September 30, 2023 compared to 1.11% in the prior quarter and 0.88% the same period a year ago.

Chief Executive Officer (“CEO”) Commentary

Stacy Brantley, President and Chief Executive Officer of the Company, stated, “The Citizens Bank of Philadelphia (the “Bank”), the wholly-owned subsidiary of the Company, experienced further margin compression during the quarter with the net interest margin (“NIM”) decreasing 5 bps to 2.49% as of September 30, 2023 from 2.54% as of June 30, 2023 and 30 bps from 2.79% as of September 30, 2022. We expect deposit costs to rise slightly over the remainder of the year. However, loan yields increased 19 bps over the period ended June 30, 2023. We expect loan production and the renewal of the loan book to push loan yields higher and place upward pressure on the net interest margin.

We executed a swap of $66,600 of our securities book from fixed to floating with the primary goal of protecting capital and hedging against rising rates. We kept these swaps in the three-year range during which we foresee rates at elevated levels.

Deposit growth was strong for the three months ended September 30, 2023 with total deposits up $91,626 or 8.31% over the period ended June 30, 2023 and up $59,762 or 5.27% over the period ended September 30, 2022. Credit quality remains solid with NPAs down (4.13%) over June 30, 2023 and (9.84%), respectively, over the same period in 2022.

Management will continue to weigh opportunities to reposition the balance sheet, improve liquidity, and hedge against rising rates in the short term.”

Financial Condition and Results of Operations

Loans and Deposits

Total loans outstanding, net of unearned income, as of September 30, 2023 totaled $587,238 compared to $574,734 at June 30, 2023 and $578,665 as of September 30, 2022.

Total deposits as of September 30, 2023 were $1,194,698 compared to $1,103,072 at June 30, 2023 and $1,134,936 as of September 30, 2022. With the pressure throughout the banking system in regards to deposits, the Company has not experienced material outflows in deposits.

Net Interest Income

Net interest income for the three months ended September 30, 2023 was $7,432, an increase of $18, or 0.24%, compared to $7,414 for the three months ended June 30, 2023, and a decrease of ($1,617), or (17.87%), compared to $9,049 for the three months ended September 30, 2022. The NIM was 2.40% for the three months ended September 30, 2023 compared to 2.55% for the three months ended June 30, 2023 and 2.90% for the same period in 2022.

The linked-quarter increase in net interest income is primarily a result of the increase in loan interest income of $974, or 12.94%, compared to the three months ended June 30, 2023. The decrease for the same period ended September 30, 2022 is due to an increase in funding cost of $4,314 or 402.05%. This increase in funding costs is partially offset by an increase in total interest income of $2,697, or 26.64%, when compared to the same period in 2022.

Net interest income for the nine months ended September 30, 2023 decreased ($3,575), or (13.70%) to $22,524 from $26,099 for the same period in 2022. The year-to-date NIM was 2.49% as of September 30, 2023 compared to 2.54% at June 30, 2023 and 2.79% for the same period in 2022.

Net interest income for the nine months ended September 30, 2023 decreased compared to the prior year due to interest expense increasing $9,849, or 373.48%. This decrease is the direct result of interest rates causing increased deposit competition. This was partially offset as loans and investment securities repriced also. Total interest income increased by $6,274, or 21.83% compared to the same period in 2022. Management expects continued pressure on NIM given the current interest rate environment.

Credit Quality

The Company’s NPAs decreased by ($172), or (4.13%), to $3,993 at September 30, 2023 compared to $4,165 at June 30, 2023, and decreased ($436), or (9.84%), compared to $4,429 at September 30, 2022. The primary cause of the decrease year-over-year was due to the sale of several other real estate owned (“OREO”) properties in 2023.

Net recoveries were $112 and $175 for the quarter and the nine months ended September 30, 2023, respectively. Year-to-date net (recoveries) charge-offs to average net loans were (0.03%) at September 30, 2023 compared to (0.08%) at September 30, 2022.

The provision for credit losses (“PCL”) for the three months ended September 30, 2023 was $97 compared to $459 for the linked quarter and ($53) compared to September 30, 2022. The PCL was primarily driven by qualitative factor adjustments due to declining commercial real estate (“CRE”) valuations on the national scale. The Company has not observed material deterioration in local CRE valuations. The ACL to LHFI was 1.09% and 0.88% at September 30, 2023 and 2022, respectively, and 1.11% at June 30, 2023, representing a level management considers commensurate with the risk in the loan portfolio.

Liquidity and Capital

Given the events within the banking industry over the past few months, investment securities portfolios, interest rate risk, liquidity and capital have become much more of a focus for the Company’s management team and Board, regulators and investors. As a result of this, the Company is providing additional information on our liquidity and capital position as of September 30, 2023 to disclose the more traditional and stable nature of the Company’s banking model.

The Company currently has limited reliance on the wholesale funding market. The Company had $-0- in overnight Federal Funds borrowings at September 30, 2023 as compared to $4,000 at June 30, 2023 and $-0- at September 30, 2022. The Company currently has capacity to borrow $190,000 from the Federal Home Loan Bank of Dallas (“FHLB”), approximately $150,000 to $200,000 in brokered deposit availability and $50,000 in availability with our correspondent Fed Funds lines. Additionally, management has applied and been approved to utilize the Bank Term Funding Program of the FRB or the Company could provide additional collateral to the FHLB to increase the capacity there, should those avenues be needed.

The Company and the Bank, remain in a strong capital position and well-capitalized. A comparison of the various regulatory ratios for the Company and the Bank are noted below:

	September 30, 2023	June 30, 2023	September 30, 2022
Citizens Holding Company
Tier 1 leverage ratio	7.83%	8.17%	7.84%
Common Equity tier 1 capital ratio	7.83%	8.17%	7.84%
Tier 1 risk-based capital ratio	13.17%	13.50%	13.10%
Total risk-based capital ratio	13.97%	14.28%	13.72%
The Citizens Bank
Tier 1 leverage ratio	9.08%	9.48%	9.11%
Common Equity tier 1 capital ratio	9.08%	9.48%	9.11%
Tier 1 risk-based capital ratio	15.16%	15.53%	15.22%
Total risk-based capital ratio	15.95%	16.30%	15.84%

Noninterest Income

Noninterest income increased for the three months ended September 30, 2023, by $926, or 40.92% compared to the three months ended June 30, 2023, and increased by $312 or 10.85% compared to the same period in 2022.

The increase quarter-over-quarter is primarily due to other noninterest income increasing $788, or 261.79%, primarily driven by a large increase in recoveries during the quarter.

Noninterest Expense

Noninterest expense increased for the three months ended September 30, 2023 by $74, or 0.82%, compared to the three months ended June 30, 2023 and increased by $134, or 1.50%, compared to the same period in 2022.

The year-over-year and linked quarter increases are primarily being driven by two one-time events, including a gain on the sale of three loans of $488 and the gain on the sale of an ORE parcel of $100.

Dividends

The Company paid aggregate cash dividends in the amount of $3,143 or $0.56 per share, during the nine-month period ended September 30, 2023 compared to $4,033, or $0.72 per share, for the same period in 2022.

At $0.16 per share, the Company’s current quarterly dividend yield is approximately 6% which reflects the Company’s continued commitment to returning shareholder value.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
INTEREST INCOME
Loans, including fees	$8,503	$7,529	$6,855	$23,356	$19,891
Investment securities	3,275	3,334	3,187	9,978	8,715
Other interest	1,041	296	80	1,676	130
	12,819	11,159	10,122	35,010	28,736

INTEREST EXPENSE
Deposits	3,481	2,450	496	7,751	1,580
Other borrowed funds	1,906	1,294	577	4,735	1,057
	5,387	3,745	1,073	12,486	2,637

NET INTEREST INCOME	7,432	7,414	9,049	22,524	26,099

PROVISION FOR (REVERSAL OF) CREDIT LOSSES	97	459	(53)	562	96

NET INTEREST INCOME AFTER PCL	7,335	6,955	9,102	21,962	26,003

NONINTEREST INCOME
Service charges on deposit accounts	994	890	1,019	2,798	2,931
Other service charges and fees	1,106	1,072	1,111	3,214	3,230
Other noninterest income	1,089	301	747	1,802	2,012
	3,189	2,263	2,877	7,814	8,173

NONINTEREST EXPENSE
Salaries and employee benefits	4,656	4,710	4,506	14,060	13,357
Occupancy expense	1,935	1,856	1,968	5,636	5,454
Other noninterest expense	2,479	2,431	2,462	7,110	6,858
	9,070	8,996	8,936	26,806	25,669

NET INCOME BEFORE TAXES	1,454	222	3,043	2,970	8,507

INCOME TAX EXPENSE	247	(78)	463	323	1,350

NET INCOME	$1,207	$300	$2,580	$2,647	$7,157

Earnings per share - basic	$0.22	$0.05	$0.46	$0.47	$1.28

Earnings per share - diluted	$0.22	$0.05	$0.46	$0.47	$1.28

Dividends paid	$0.16	$0.16	$0.24	$0.56	$0.72

Average shares outstanding - basic	5,603,570	5,601,213	5,595,320	5,600,082	5,591,771

Average shares outstanding - diluted	5,603,570	5,601,213	5,595,320	5,600,090	5,591,771

	For the Period Ended,
	September 30,	June 30,	September 30,
	2023	2023	2022
Period End Balance Sheet Data:
Total assets	$1,414,010	$1,289,339	$1,328,478
Total earning assets	1,295,965	1,165,419	1,213,892
Loans, net of unearned income	587,238	574,734	578,665
Allowance for credit losses	6,390	6,397	5,068
Securities held-to maturity, at amortized cost	392,133	396,931	411,859
Securities available for sale, at fair value	183,535	196,866	198,547
Total deposits	1,194,698	1,103,072	1,134,936
Securities sold under agreement to repurchase	151,089	109,526	129,919
Short-term borrowings	-	4,000	-
Long-term debt	18,000	18,000	18,000
Shareholders' equity	34,345	40,142	32,637
Book value per share	6.13	7.17	5.83

Period End Average Balance Sheet Data:
Total assets	1,334,768	1,320,107	1,348,574
Total earning assets	1,217,244	1,196,971	1,247,117
Loans, net of unearned income	577,198	574,005	584,450
Securities held-to-maturity, at amortized cost	399,849	402,341	45,478
Securities available for sale, at fair value	197,485	199,737	591,678
Total deposits	1,125,960	1,114,384	1,126,703
Securities sold under agreement to repurchase	133,089	129,521	103,616
Short-term borrowings	3,698	4,442	9,107
Long-term debt	18,000	18,000	18,000
Shareholders' equity	39,623	39,659	78,710

Period End Non-performing Assets:
Non-accrual loans	3,009	2,996	3,087
Loans 90+ days past due and accruing	10	160	14
Other real estate owned	974	1,009	1,328

	As of
	September 30,	June 30,	September 30,
	2023	2023	2022

Year to Date Credit Performance Ratios:
Non-performing assets to loans	0.68%	0.72%	0.77%
ACL to loans	1.09%	1.11%	0.88%
ACL to non-performing loans	211.65%	202.70%	163.43%
Net (recoveries)/charge-offs to average net loans	-0.03%	-0.01%	-0.08%

Year to Date Performance Ratios:
Return on average assets(1)	0.26%	0.22%	0.71%
Return on average equity(1)	8.91%	7.26%	12.12%

Year to Date Net Interest
Margin (tax equivalent)(1)	2.49%	2.54%	2.79%

(1) Annualized

Citizens Holding Company is a one-bank holding company and the parent company of the Bank, both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-seven banking locations in fourteen counties throughout the state of Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through third party partnerships and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company's transfer agent is American Stock Transfer & Trust Company. Investor relations information may be obtained at the corporate website, https://www.thecitizensbankphila.com/investor-relations.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) our ability to mitigate our risk exposures; (c) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (d) increased competition from other financial institutions; (e) the impact of technological advances; (f) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (g) changes in asset quality and loan demand; (h) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (i) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Contact:

Citizens Holding Company, Philadelphia

Phillip R. Branch, 601/656-4692

Phillip.branch@thecitizensbank.bank